EXHIBIT 99.1

Contact:
Linda S. Auwers
Senior Vice President & General Counsel
ABM Industries Incorporated
415-733-4001

ABM SUBSIDIARY LOSES APPEAL IN WASHINGTON STATE

SAN FRANCISCO, CA, April 22, 2005 – ABM Industries Incorporated (NYSE:ABM) announced today that it will take a charge of $6.3 million to establish a reserve in a gender discrimination case against one of its janitorial companies, American Building Maintenance Co. – West.

          ABM intends to appeal to the Washington State Supreme Court yesterday’s ruling by the Washington Court of Appeals. The Court of Appeals upheld a state court jury’s award in 2003 to former employee Cheryl Forbes. In 2003, the same jury also returned a verdict in ABM’s favor in the employment case of a second former employee.

          “We’re disappointed with the court’s ruling because the evidence demonstrated that Ms. Forbes was the company’s highest-paid branch manager and had actually declined several opportunities for promotion,” said Linda Auwers, ABM Senior Vice President and General Counsel.

          Ms. Auwers continued, “We take very seriously equal opportunities for women and providing all of our employees an inclusive and tolerant work environment in which they can fulfill their greatest potential. For many years, the company has had strong policies against harassment and discrimination, and these are being strengthened by ongoing efforts to maintain a diverse and inclusive workplace.

          “We are confident of our legal position and we will continue to work constructively to further enhance the working environment for all of our employees,” Ms. Auwers concluded.

          ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA); ABM Facility Services, which includes ABM Engineering and CommAir Mechanical; and Amtech Lighting.

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